UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

May 20, 2014 (May 14, 2014)

BREITBURN ENERGY PARTNERS L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

515 South Flower Street, Suite 4800

Los Angeles, CA 90071

(Address of principal executive office)

(213) 225-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On May 14, 2014, BreitBurn Energy Partners L.P. (the “Partnership”), a Delaware limited partnership, and BreitBurn GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, UBS Securities LLC, Wells Fargo Securities, LLC, and MLV & Co. LLC, as representatives of the several underwriters set forth in Schedule I to the Underwriting Agreement (the “Underwriters”), relating to the public offering and sale by the Partnership of 7,000,000 8.25% Series A Cumulative Redeemable Perpetual Preferred Units (the “Preferred Units”) representing limited partner interests in the Partnership at a price to the public of $25.00 per unit (the “Offering”). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters a 30-day option to purchase up to an additional 1,000,000 Preferred Units from the Partnership. On May 19, 2014, the Underwriters notified the Partnership of their exercise in full of their option to purchase additional Preferred Units. The distribution rate for the Preferred Units will be 8.25% per annum of the $25.00 liquidation preference per unit (equal to $2.0625 per unit per annum).

The transaction is expected to close on May 21, 2014, subject to customary closing conditions. The Partnership expects to receive net proceeds from the Offering of approximately $193.3 million (after deducting estimated fees and offering expenses) and intends to use the proceeds to reduce outstanding borrowings under its bank credit facility. After the application by the Partnership of the net proceeds from the Offering to reduce borrowings under its bank credit facility, the Partnership’s outstanding debt under its bank credit facility is expected to be approximately $627 million as of May 21, 2014.

The Preferred Units to be issued pursuant to the Underwriting Agreement are registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a shelf registration statement on Form S-3 (File No. 333-181531), filed on May 18, 2012, which was automatically declared effective by the Securities and Exchange Commission (the “Commission”) upon filing, as amended by Post-Effective Amendment No. 1 thereto filed with the Commission on September 27, 2013.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership and the General Partner, and customary conditions to closing, indemnification obligations of the Partnership, the General Partner and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties, and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

The Underwriters and their affiliates have performed investment and commercial banking and advisory services for the Partnership and its affiliates from time to time for which they have received customary fees and expenses. The Underwriters and their affiliates may, from time to time, engage in transactions with and perform services for the Partnership in the ordinary course of their business. Because affiliates of Wells Fargo Securities, LLC and Barclays Capital Inc. are lenders under the Partnership’s bank credit facility, these Underwriters or their affiliates will receive a substantial portion of the net proceeds from this offering (not including underwriting discounts and commissions) pursuant to the repayment of outstanding borrowings thereunder. In addition, Wells Fargo Bank, National Association serves as the administrative agent under the Partnership’s bank credit facility and certain other affiliates of the Underwriters serve additional roles under that facility, such as co-documentation agent and co-syndication agent, for which they have received customary fees and reimbursement of expenses.

ITEM 7.01	Regulation FD Disclosure.

On May 14, 2014, the Partnership announced that that it had priced the Offering of the Preferred Units at a price to the public of $25.00 per unit. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act.

ITEM 9.01	Financial Statements and Exhibits.

Exhibit No.	Document

1.1	Underwriting Agreement dated May 14, 2014, among BreitBurn Energy Partners L.P., BreitBurn GP, LLC, Morgan Stanley & Co. LLC, UBS Securities LLC, Wells Fargo Securities, LLC, and MLV & Co. LLC, as representatives of the several underwriters set forth in Schedule I thereto.

99.1	Press Release of BreitBurn Energy Partners L.P. dated May 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BREITBURN ENERGY PARTNERS L.P.

	By:	BREITBURN GP, LLC,
its general partner

Dated: May 20, 2014	By:	/s/ James G. Jackson
James G. Jackson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

1.1	Underwriting Agreement dated May 14, 2014, among BreitBurn Energy Partners L.P., BreitBurn GP, LLC, Morgan Stanley & Co. LLC, UBS Securities LLC, Wells Fargo Securities, LLC, and MLV & Co. LLC, as representatives of the several underwriters set forth in Schedule I thereto.

99.1	Press Release of BreitBurn Energy Partners L.P. dated May 14, 2014.

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